FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES THE OPENING

OF A LOAN PRODUCTION OFFICE IN CLEMSON, SOUTH CAROLINA

Franklin, North Carolina, July 20, 2016 — Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), today announced that its banking subsidiary has opened a loan production office in Clemson, South Carolina at 133 Thomas Green Blvd., Suite 200. In addition, Art Wray has been hired as the Mortgage Lending Officer who will manage the Clemson office.

Wray has over twenty-five years of mortgage lending experience in South Carolina, with much of that in the Clemson area. Wray is active in the community, having served as Chair of the Clemson Area Chamber of Commerce and received the Duke Energy Citizenship and Service Award. He, his wife Lisa, and their two children reside in Clemson and attend Clemson United Methodist Church.

Commenting on the hiring of Wray and the opening of the new loan production office, Roger D. Plemens, President and CEO, stated, “We are thrilled to expand our banking franchise into the Clemson, South Carolina market with the opening of a loan production office. Art is a highly experienced mortgage executive and we look forward to his future contributions. The opening of a loan production office in Clemson continues our strategy to expand into higher growth markets.”

About Entegra Financial Corp.

Entegra Financial Corp., with total assets of $1.05 billion at March 31, 2016, is headquartered in Franklin, NC and is the bank holding company for Entegra Bank. The Company’s shares trade on the NASDAQ Global Market under the symbol “ENFC”.

Entegra Bank operates a total of 15 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania and Upstate South Carolina counties of Anderson, Greenville, and Spartanburg. For further information, visit the Company’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.